Exhibit 99
PRESS RELEASE

Media Contacts:	Investor Contacts:
Jerry Parrott	Claudine Prowse, Ph.D.
Vice President, Corporate Communications	Executive Director, Investor Relations
301-315-2777	301-315-1785

Susannah Budington	Peter Vozzo
Director, Corporate Public Relations	Senior Director, Investor Relations
301-545-1062	301-251-6003
HUMAN GENOME SCIENCES ANNOUNCES FOURTH-QUARTER AND FULL-YEAR FINANCIAL RESULTS AND KEY DEVELOPMENTS
•	By a 13-2 vote in November 2010, the FDA Arthritis Advisory Committee recommended approval of BENLYSTA® for the treatment of systemic lupus erythematosus; the FDA decision is expected by March 10, 2011

•	A decision from the European Medicines Agency on the BENLYSTA Marketing Authorization Application submitted in June 2010 is anticipated in the second half of 2011

•	HGS ended 2010 with $933 million in cash and investments
ROCKVILLE, Maryland — February 24, 2011 — Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced financial results for the quarter and full year ended December 31, 2010, and provided highlights of recent key developments.
“2010 was a pivotal year in Human Genome Sciences’ progress toward becoming a fully commercial organization with sustainable revenues and growth,” said H. Thomas Watkins, President and Chief Executive Officer. “The FDA Arthritis Advisory Committee recommended by a vote of 13-2 in November that FDA approve BENLYSTA for the treatment of systemic lupus. We now look forward to having the FDA’s decision by March 10, 2011. If the decision is favorable, BENLYSTA would be the first new drug approved for systemic lupus in more than fifty years for patients and those who treat them. The approval of BENLYSTA would open the door to a promising future.”

FINANCIAL RESULTS
HGS reported revenues of $157.4 million for the year ended December 31, 2010, compared with revenues of $275.7 million for 2009. Revenues for 2010 included $82.8 million recognized from the ZALBIN™ agreement with Novartis, including recognition of all remaining deferred revenue for payments previously received under the agreement; $47.2 million recognized from the sale and delivery of raxibacumab to the U.S. Strategic National Stockpile; and $21.3 million recognized from manufacturing and development services other than raxibacumab. The decrease in revenues for 2010 primarily reflected the higher level of raxibacumab revenue recognized in 2009, $180.2 million, partially offset by increased recognition of revenue from the ZALBIN agreement in 2010.
The Company reported a net loss for 2010 of $233.2 million ($1.24 per share), compared with net income of $5.7 million ($0.04 per share) for 2009. The change from net income to net loss was primarily due to lower product sales and manufacturing and development services revenue in 2010 versus 2009, in addition to a gain in 2009 of $38.9 million on the extinguishment of debt, partially offset by increased revenue recognized from the ZALBIN agreement with Novartis in 2010.
As of December 31, 2010, cash and investments totaled $933.4 million, of which $853.9 million was unrestricted and available for operations. This compares with cash and investments totaling $1.2 billion as of December 31, 2009, of which $1.1 billion was unrestricted and available for operations.
For the fourth quarter ended December 31, 2010, HGS reported revenues of $21.3 million, compared with revenues of $53.0 million for the same period in 2009. Fourth quarter 2010 revenues primarily included $13.2 million recognized from sales and deliveries of raxibacumab to the U.S. Strategic National Stockpile and $7.5 million recognized from manufacturing and development services other than raxibacumab.
The Company’s net loss for the quarter ended December 31, 2010 increased to $87.6 million ($0.46 per share), compared with a net loss of $9.7 million ($0.06 per share) for the fourth quarter of 2009. The increase in net loss was primarily due to the decrease described above in raxibacumab revenue, decreased ZALBIN revenue and increased expenses related to the potential launch of BENLYSTA.

“With more than $933 million in cash and investments, HGS has the financial strength required to support a world-class launch of BENLYSTA while continuing to advance and broaden our research and development pipeline,” said David Southwell, Executive Vice President and Chief Financial Officer.
HIGHLIGHTS OF RECENT PROGRESS
BENLYSTA®: FDA Approval Recommended by Advisory Committee; PDUFA Target Date for FDA Decision Extended to March 10, 2011; On Track for Launch Assuming Approval
In November 2010, the FDA Arthritis Advisory Committee voted 13-2 to recommend that the FDA approve BENLYSTA (belimumab) for the treatment of autoantibody-positive patients with active SLE who are receiving standard therapy. In December 2010, the FDA extended the Prescription Drug User Fee Act (PDUFA) target date for the priority review of BENLYSTA to March 10, 2011. HGS and GSK expect to receive a decision on European approval of BENLYSTA in the second half of 2011, and GSK also has submitted regulatory applications in Canada, Australia, Switzerland, Russia, Brazil and The Philippines. No new drug for lupus has been approved by regulatory authorities in more than 50 years. BENLYSTA is being developed by HGS and GSK under a co-development and commercialization agreement entered into in 2006.
In 2010, HGS substantially increased its investment in the commercial infrastructure, expertise and product manufacture required to launch and support BENLYSTA, assuming it receives regulatory approval as anticipated. In the U.S., the combined HGS and GSK team, including a U.S. sales force of approximately 150, will work closely together following approval to communicate the appropriate use of BENLYSTA to rheumatologists and other stakeholders. HGS and GSK also plan to support patients with reimbursement and access programs. In Europe, HGS is building its own commercialization team to work with GSK, with HGS headquarters in Switzerland and local organizations in Germany, France and Spain. Elsewhere outside the U.S., GSK will lead local implementation, with HGS sharing costs and profits equally with GSK.
During 2010, HGS also continued to manufacture BENLYSTA and build product inventory to meet global demand for BENLYSTA upon receiving regulatory approvals. HGS believes it currently has inventory available to meet global market needs for at least one year, and its large-scale manufacturing facility has sufficient capacity to provide worldwide supply for the first two to three years following launch. In July 2010, HGS announced an agreement with Lonza that will support future sales of BENLYSTA — eventually tripling capacity — with production expected to come on line in 2012.

Raxibacumab: Deliveries to U.S. Strategic National Stockpile Continued under Second BARDA Order
In 2010, HGS continued delivery of raxibacumab to the U.S. Strategic National Stockpile. In July 2009, the U.S. Government exercised its option to purchase 45,000 additional doses of raxibacumab for the Stockpile for emergency use in treating inhalation anthrax, with delivery to be completed over a three-year period. HGS expects to receive approximately $142 million from this second award as deliveries are completed, including $64.9 million received through December 31, 2010. Raxibacumab is being developed under a contract entered into in 2006 with the Biomedical Advanced Research and Development Authority (BARDA) of the Office of the Assistant Secretary for Preparedness and Response (ASPR), U.S. Department of Health and Human Services (HHS).
FINANCIAL GUIDANCE
HGS expects cash and investments at year-end 2011 to total between $550 million and $650 million. Cash and investments were $933.4 million at year-end 2010.
ABOUT HUMAN GENOME SCIENCES
Human Genome Sciences exists to place new therapies into the hands of those battling serious disease.
For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals and patients interested in clinical trials of HGS products may inquire via e-mail to medinfo@hgsi.com or by calling HGS at (877) 822-8472. HGS, Human Genome Sciences, BENLYSTA and ZALBIN are trademarks of Human Genome Sciences, Inc. Other trademarks referenced are the property of their respective owners.
SAFE HARBOR STATEMENT
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of Human Genome Sciences’ unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials and regulatory approvals, Human Genome Sciences’ ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, Human Genome Sciences’ dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the SEC. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
	(dollars in thousands, except share and per share amounts)
Revenue:
Product sales	$13,196	$17,693	$47,159	$154,074
Manufacturing and development services	7,517	5,360	22,695	50,653
Research and development collaborative agreements	549	29,904	87,497	71,022

Total revenue	21,262	52,957	157,351	275,749

Costs and expenses:
Cost of product sales	6,411	1,236	29,941	15,805
Cost of manufacturing and development services	7,652	976	15,016	18,215
Research and development expenses	45,039	42,330	196,370	173,709
General and administrative expenses	38,341	19,319	106,797	61,073
Facility-related exit charges (credits) (a)	—	(10,675)	—	759

Total costs and expenses (b)	97,443	53,186	348,124	269,561

Income (loss) from operations	(76,181)	(229)	(190,773)	6,188
Investment income	3,469	3,623	16,966	12,727
Interest expense	(15,091)	(14,465)	(59,500)	(58,424)
Gain on extinguishment of debt	—	—	—	38,873
Gain on sale of long-term equity investment	—	—	—	5,259
Other income (expense)	171	56	76	(238)

Income (loss) before taxes	(87,632)	(11,015)	(233,231)	4,385
Income tax benefit	—	1,274	—	1,274

Net income (loss)	$(87,632)	$(9,741)	$(233,231)	$5,659

Basic net income (loss) per share	$(0.46)	$(0.06)	$(1.24)	$0.04

Diluted net income (loss) per share	$(0.46)	$(0.06)	$(1.24)	$0.04

Weighted average shares outstanding, basic	188,896,481	170,700,803	187,791,437	149,334,426

Weighted average shares outstanding, diluted	188,896,481	170,700,803	187,791,437	155,053,473

(a)	Facility-related exit credits during the three months ended December 31, 2009 relate to the reversal of substantially all of an exit charge recorded during the three months ended June 30, 2009. HGS decided to resume production in certain previously-vacant space in order to support upcoming manufacturing activities.

(b)	Includes stock-based compensation expense of $7,627 ($0.04 per basic and diluted share) and $2,977 ($0.02 per basic and diluted share) for the three months ended December 31, 2010 and 2009, respectively. Includes stock-based compensation expense of $25,430 ($0.14 per basic and diluted share) and $12,524 ($0.08 per basic and diluted share) for the year ended December 31, 2010 and 2009, respectively.

CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	December 31, 2010	December 31, 2009
	(dollars in thousands)
Cash, cash equivalents and investments (c)	$933,382	$1,191,660
Total assets (c)	1,315,029	1,530,630
Convertible subordinated debt (d)	372,851	349,807
Lease financing	250,516	248,628
Total stockholders’ equity	585,763	755,415

(c)	Includes $79,510 and $88,437 in restricted investments at December 31, 2010 and December 31, 2009, respectively.

(d)	Convertible subordinated debt is net of unamortized debt discount of $30,989 and $54,043 as of December 31, 2010 and December 31, 2009, respectively. Convertible subordinated debt at face value is $403,840 and $403,850 as of December 31, 2010 and December 31, 2009, respectively.
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